Exhibit 99.1

AdCare Health Systems Refinances Georgia Property, Reduces Interest Expense
Long-term, HUD-Backed Financing Secured for Autumn Breeze Facility

ATLANTA, GA, December 18, 2014-AdCare Health Systems, Inc. (NYSE MKT: ADK), (NYSE MKT: ADK.PRA), a leading long-term care provider, today announced that, as part of its ongoing strategic plan to transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company, it has closed credit facility agreements securing long-term financing for Mt. Kenn Property Holdings, LLC, (Autumn Breeze Healthcare Center) a 108-bed nursing home facility located in Marietta, Georgia. As a result of the transaction, AdCare received cash proceeds of approximately $1.4 million, net of fees.

“The completion of the refinancing is another step in the Company’s strategic plan to actively look to refinance existing facilities to lower interest rates and maximize shareholder returns on investment,” commented Bill McBride, AdCare’s Chief Executive Officer and President. “We believe there are other opportunities among the remaining facilities to achieve similar results, and we are actively pursuing these opportunities.”

Under the terms of the Autumn Breeze agreement, the lender provided a principal amount of $7.6 million for a 30-year, secured credit facility with an annual interest rate of 3.65%, with all amounts secured by the United States Housing and Urban Development Department (HUD). The loan, under HUD rules, is subject to an annual insurance cost of 0.65%.

Update on Strategic Transition

•	The Company has entered into agreements to lease or sublease 14 of its 37 healthcare facilities.

•	Of these 14 health care facilities, eight of them are completed transactions.

•
Six of the 14 healthcare facilities are expected to close during the first quarter of 2015 when financing approval of five of the healthcare facilities is obtained from the U.S. Department of Housing and Urban Development ("HUD").

•
Management currently expects substantially all of the remaining 23 facilities to be leased or subleased, subject to approval from landlord, lenders, regulators, and/or HUD, by the end of the first quarter of 2015.

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. AdCare owns and manages long-term care facilities and retirement communities, and since the Company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. The Company has implemented a strategic plan pursuant to which, through a series of leasing transactions, it will transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (i) statements regarding the strategic plan to transition the Company to a healthcare property holding and leasing company; (ii) statements regarding operating expenses, cash flow, return on investment, profitability and shareholder value; (iii) statements regarding dividend yield; and (iv) statements regarding the outlook for financial metrics.

Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission and include, among others, AdCare's ability to secure lines of credit and/or an acquisition credit facility, AdCare’s ability to refinance its current debt on more favorable terms, AdCare’s ability to expand its borrowing arrangement with certain existing lenders, AdCare’s ability to raise equity capital, AdCare’s ability to improve operating results, changes in the health care industry because of political and economic influences, changes in regulations governing the health care industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets.
References to the consolidated Company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Company Contacts	Investor Relations
William (Bill) McBride, CEO	Brett Maas, Managing Partner
AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	brett@haydenir.com